Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-2 of AG Twin Brook Capital Income Fund of our report dated March 20, 2024 relating to the financial statements of AG Twin Brook Capital Income Fund, which appears in this Prospectus Supplement of AG Twin Brook Capital Income Fund dated March 25, 2024, which forms a part of this Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 25, 2024